BAILERT GROUP LLC
590 WRIGHT WAY
GULF STREAM, FLORIDA 33483
561-715-8373

January 14, 2014

Future Healthcare of America
5001 Baum Blvd. Suite 770
Pittsburgh, PA 15213
Attention: Mr. Christopher Spencer

Gentlemen:

The purpose of this letter is to set forth the terms and conditions upon which Bailert Group LLC ("Consultant") will undertake to assist Future Healthcare of America, its affiliates, successors and assigns (collectively, "Client"), to (i) identify and acquire companies ("Prospects") providing innovative products, services, technologies, and solutions (collectively, "Products") to acute care hospitals, home health agencies, group purchasing organizations, and other healthcare providers, firms and entities (collectively, "Customers"), and (ii) market those Products to Customers once such acquisitions are consummated by Client.

Consultant and Client agree as follows:

1. Engagement. Client hereby engages Consultant to provide leads, introductions and other consulting services to (i) assist Client to identify and acquire Prospects, and (ii) sell, lease, license, distribute and market Products to Customers and to otherwise help Client leverage potential business opportunities with Customers.

2. Scope of Services. Consultant will work closely with senior members of Client's management and other personnel in the performance of its duties hereunder. Consultant will (i) schedule and attend meetings, telephone conferences, site visits, presentations, demonstrations, negotiations, and closings with Prospects and Customers; (ii) provide assistance to Client in preparing proposals and other materials which may be necessary or desirable to acquire Prospects and develop business with Customers; and (iii) generally facilitate the development of Client's relationship with Prospects and Customers. Consultant will keep Client reasonably apprised as circumstances warrant about Consultant's progress with Prospects and Customers. Client will keep Consultant reasonably apprised as circumstances warrant regarding communications or other developments between Client and Prospects and Customers. Client will not, directly or indirectly, circumvent Consultant's representation of Client in any manner in connection with Prospects or Customers.

3. Consideration. In consideration of Consultant's commitments and undertakings hereunder, Client will pay to Consultant the following:

   a. a retainer (the "Retainer") equal to five thousand dollars ($5,000.00) per month which is due and payable on the tenth day of each month; and
   b. equity equal to fifty thousand (50,000) common shares of Client (the "Common Shares") due and payable one time within 30 days of the signing of this agreement. The Common Shares will be issued to R. Souaid Family Holding, LLLP, a Florida limited liability limited partnership.
   c. a fee or other consideration (the "Fee") for each Prospect that Client either acquires or with whom Client enters into another form of relationship, the amount of each such Fee to be mutually agreed to by the parties acting in good faith. Client will not acquire or enter into any relationship with a Prospect without an agreement first being reached between the parties as to the amount of the Fee.

4. Travel. Consultant will not undertake any travel on behalf of Client without first obtaining Client's prior approval, which may be given orally. Client will reimburse Consultant for all approved and reasonable travel and other out-of-pocket expenses which it may incur to provide the services hereunder. Consultant will provide Client with an itemized account of its expenses, together with copies of appropriate receipts and/or other supporting documentation.

5. Confidentiality. In the course of this agreement, each party may have access to trade secrets, proprietary and other confidential information of the other party. The parties acknowledge that any such confidential information is a valuable and unique asset and covenant that during the term of this agreement neither party will use or disclose any such confidential information to any person or entity without the other party's prior authorization. The foregoing obligations will not apply to information which (i) has been disclosed in publicly available sources of information; (ii) is, through no fault of either party, hereafter disclosed in publicly available sources of information; (iii) is now in the possession of both parties without any obligation of confidentiality; (iv) has been or is hereafter rightfully disclosed by a third party, but only to the extent that the use or disclosure thereof has been or is rightfully authorized by that third party; or (v) is required to be disclosed by court order or other legal procedure. The parties acknowledge and agree that the terms of this agreement are confidential.

6. Term. This agreement will be for an initial term of six (6) months from the date hereof, which term will renew based upon the mutual agreement of both parties for six (6) month terms. Either party may terminate this agreement in the event of a material breach by the other party, provided that the breaching party is given written notice of the breach by the other party, and the breach remains uncured within thirty (30) days of such notice. Such termination will not affect the rights of the non-breaching party from seeking damages or other relief by arbitration as provided below. In the event this agreement is terminated for any reason prior to its expiration date, other than as a result of Consultant's material breach hereof, Client will

continue to pay the Retainer, Common Shares and Fee to Consultant as though this agreement had not been terminated.

7. Relationship. Consultant will have sole control over the manner and means of providing its services under this agreement. Consultant's relationship with Client under this agreement will be that of an independent contractor. Nothing in this agreement will be deemed to create a joint venture relationship between the parties hereto, and neither party will have any right to bind or obligate the other party in any manner. Client acknowledges and agrees that Consultant may engage or employ other individuals, firms or entities in the performance of its duties hereunder. Such individuals, firms or entities will be compensated solely by Consultant, and Client will have no obligation to such individuals, firms or entities whatsoever.

8. Governing Law/Arbitration. This agreement will be governed in accordance with the laws of the Commonwealth of Pennsylvania. Any disputes arising from this agreement will be resolved by binding arbitration in accordance with the rules of the American Arbitration Association. Such arbitration will be heard by an arbitrator mutually agreed to by the parties.

9. Entire Agreement. This agreement constitutes the entire agreement of the parties and it may not be changed except by the written agreement of both parties. Both parties acknowledge that they have had input into the drafting of the terms of this agreement.

If the above correctly sets forth our understanding and agreement, please sign a copy of this letter in the space below. We look forward to developing a successful relationship with you.

Very truly yours,
BAILERT GROUP LLC

By________________________
Robert G. Souaid
Manager

Accepted and Agreed:
FUTURE HEALTHCARE OF AMERICA

By________________________
Name: Chris Spencer
Title: President